EXHIBIT (A)(18)


                  OFFER OF PURCHASE IN AUCTION OF ENDESA SHARES

                          INSTRUCTIONS TO SHAREHOLDERS

With the purpose of participating in the Offer of Purchase in Auction of Endesa Shares, made by Duke Energy International, L.L.C., the shareholders who wish to tender their shares, must concur to the offices of Banchile Stock Brokers S.A. or at the offices of their regular Stock Broker and follow these instructions:

1. Concur at your earliest convenience, in order to obtain a better service, and avoid any inconvenience impossible to cure because of the strict terms of the Offer. Also, you must bear in mind that you have the right to revoke your order until 18 hours of the second stock exchange working day prior to the date of the Auction.

2. Banchile will require, as in any normal stock exchange transaction, the documentation necessary to permit the shares ordered sold entered in your name to the custody of Banchile. Specifically, you will have to submit the following information:

         INDIVIDUALS:

          o    Exhibit identity card

          o In the event that you are acting through a third party, you must show and deliver a true copy of the current power of attorney, with sufficient powers granted in a public deed before a Notary Public. No photocopies will be accepted.

          o In the case of women and depending on their condition, the following documents will be required:

               o Not married: Sworn statement before a Notary Public stating their marital status.

               o Married: Married certificate or marriage booklet. In the case of married women without separation of assets, a Notarial authorization from the husband will also be required, or his concurrence to sign the Sales Order.

          o Only in the case of first issuance shares, certificate issued by Endesa, in which the number of 1st issuance shares will appear as well as the date of their purchase.

          o Share certificates, except in the case they are in Endesa's custody.


         LEGAL ENTITIES:

          o    Exhibit identity cared of the legal representative(s).

          o    Exhibit Tax Payer Identification number.

          o Copy of the current power of attorney, with sufficient powers granted or authorized by a Notary Public.

          o Copy of the legal documentation concerning the legal entity, requiring at least the following:


               COMPANIES:

               o    Copy of deed of formation.


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               o    Copy of registration in the Registry of Commerce of abstract of formation, with marginal annotations and certificate as to its present existence, and publication of same in the Official Gazette.

               o    Copies of deeds that amend the original bylaws.

               o Copy of registration in the Registry of Commerce of the abstracts that amend the original one and their publication.


         OTHER LEGAL ENTITIES.

               o Copy of bylaws and of decrees that grant the legal personality, duly authorized.

                For those companies with current legal information, duly informed and approved by the Shareholder Registry of Endesa, it will not be necessary to provide the aforementioned documentation.

               o Share Certificates, except when those are in the custody of Endesa.



3. Banchile, at the time of you concurring, will request that you complete and execute the following documentation:

         SALES ORDER:
         Identifies the selling shareholder, the amount of shares offered for sale, the date and time of the Offer and other information in connection with the offer. THIS DOCUMENT MUST BE EXECUTED BEFORE BANCHILE BY THE SHAREHOLDER, keeping [the shareholder] a copy in his hands. In the event that the shareholder offers ordinary shares and 1st issuance shares, he will execute a Sales Order for each type of shares.

         CLIENT FORM:

         Document required by the SVS regulations, which is completed and signed by you in the same act.

         TRANSFER OF SHARES FORM:
         In this document you will indicate the number of shares to be sold, the numbers of the share certificates that are presented, and the additional documentation as to your identity as a seller.

         In the event that you offer ordinary and 1st issuance shares for sale you will complete a transfer form for each case, each one related to its respective Sales Order.

4. It is an essential and indispensable condition that the shares which you offer for sale are free from any liens, prohibitions, attachments and in general of any circumstance that prevents their free assignability of transferability. In the event your shares are subject to any of these situations, you must cure them beforehand in order to participate in the Offer.


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5.       If you decide to revoke the Sales Order, you will provide personal notice to the Broker to whom you gave the respective Order, to which end you must complete the REVOCATION ORDER form, which will have to be signed with identical formalities than those requested for Sales Orders. [Banchile] will only receive Revocation Orders until 18 hours of the second stock exchange working day prior to the Auction.

6. The payment of the shares sold (the totality or a part, in the event of prorate assignation) [because] of the Sales Orders provided to Banchile, will be made 48 stock exchange working hours after the Auction, through a check to your exclusive name, and prior to signing of the receipt of the monies and release form. The place and date of payment shall be timely informed through a newspaper publication.

         In this same term, the remaining Brokers shall be paid for the shares that were sold in connection with the Sales Orders submitted with their intervention, who are the responsible parties to their clients. You must consult with your Broker the defined form, place and term for payment.

7. In the event that there is a prorate assignation, Banchile shall return to its clients and to the Brokers the excess of unsold shares, within 7 working days following the date of the Auction.

8. Banchile will keep you informed, as well as the public in general with respect to the process and in particular of the places specially provided for the public, of the date of the Auction and of the Prorate Factor.

9. For your information we attach a copy of the publication made by Duke International in the El Mercurio newspaper on February 25, 1999.

10. Further information and details you can obtain directly in the offices of Banchile Stock Brokers S.A., consult in our Internet page, www.Banchile.cl or in our telephone N(0) 800-202820, specially provided for these purposes.





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